                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of

                     Air Express International Corporation

                                      at

                             $33.00 Net Per Share

                                      by

                          DP Acquisition Corporation
                         a wholly-owned subsidiary of
                               Deutsche Post AG

To Our Clients:

   Enclosed for your consideration are the Offer to Purchase dated November 19, 1999 and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by DP Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Deutsche Post AG ("Parent"), to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Air Express International Corporation, a Delaware corporation (the "Company"). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

   We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

   Your attention is invited to the following:

    1. The tender price is $33.00 per Share in cash.

    2. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Friday, December 17, 1999, unless the Offer is extended.

    3. The Board of Directors of the Company has unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the holders of Shares. The Board of Directors of the Company recommends that the Company's stockholders tender their Shares pursuant to the Offer.

    4. The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with any Shares then beneficially owned by Parent, represent at least a majority of the outstanding Shares on a fully diluted basis, (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or having been terminated and (3) clearance under the European Commission's Council Regulation No. 4064/89 having been received.
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    5. Any stock transfer taxes applicable to the sale of Shares to the
  Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the following page. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

   The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

   Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of (a) certificates evidencing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in the Offer to Purchase under "Procedures for Accepting the Offer and Tendering the Shares", (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

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

                         Instructions with Respect to
                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock

                                      of

                     Air Express International Corporation

   The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated November 19, 1999, and the related Letter of Transmittal, in connection with the offer by DP Acquisition Corporation to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Air Express International Corporation.

   This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:                          SIGN HERE


----------------------------------- Shares/1/ ---------------------------------
                                                          Signature(s)

Dated
     ----------------------------------       ---------------------------------

                                              ---------------------------------

                                              ---------------------------------
                                                  Please print name(s) and
                                                       addresses here

  THIS FORM MUST BE RETURNED TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT.



--------
/1/Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

                                       3